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                                                                       Exhibit 8

                            [AKIN GUMP LETTERHEAD]

                                 May 23, 2001


Prentiss Properties Trust
3890 W. Northwest Highway
Suite 400
Dallas, Texas 75220

Dear Sir or Madam:

     You have requested our opinion that Prentiss Properties Trust ("PPT") was organized and has operated in conformity with the requirements qualification as a "real estate investment trust" (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), beginning with its taxable year ending December 31, 1996 and through the date hereof and its current and proposed method of operation will enable PPT to continue to qualify as a REIT.

     In rendering our opinion, we have examined such documents as we have deemed necessary. We have assumed the current and continued correctness of the representations made to us by PPT, a copy of which are attached hereto as an exhibit, (the "Representations") and we have made no independent verification as to the correctness of such Representations. Where any such factual Representation is qualified to the best knowledge of a person or anticipates a future event, we have assumed that the representation is correct, or that the event will occur, without regard to such qualification. We have also assumed that all Representations by PPT as to value are correct and we have made no independent verification as to such values.

     In arriving at the opinions expressed below, we have assumed, without making any independent investigation, that all documents as furnished to us are complete and authentic, that the signatures on all documents are genuine, and that all such documents have been, or in the case of drafts, will be, duly authorized, executed and delivered.

     Our opinion is based on the provisions of the Code of Treasury Regulations promulgated under the Code, judicial authority, and currently published revenue rulings and procedures, all as of the date of this letter, and all of which may change at any time. Any change in the relevant
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facts (including any assumptions upon which this opinion is, in part, based) or law could change our conclusions and would render our opinion inapplicable. We do not express any opinion, either implicitly or otherwise, concerning any law, other than the federal income tax law of the United States, or any other issue or subject not specifically addressed herein.

     This opinion represents our best legal judgment and has no binding effect on the Internal Revenue Service (the "IRS"). Accordingly, no assurance can be given that the IRS or a court would concur with the conclusions reached herein.

     Based on the foregoing assumptions and representations, and assuming that the future methods and results of the operations are as proposed or anticipated, we are of the opinion that for federal income tax purposes (i) PPT was organized and has operated in conformity with the requirements for qualification as a REIT, under the Code beginning with its taxable year ending December 31, 1996 and through the date hereof and that its current, proposed, and anticipated method of operation will enable PPT to continue to qualify as a REIT; and (ii) the descriptions of the law and the legal conclusions discussed in the Form S-3 Registration Statement filed with the SEC on May 23, 2001 (the "Registration Statement") under the caption "Federal Income Tax Considerations" fairly summarize the federal income tax considerations that are likely to be material to a holder of the Series D Preferred Shares or the Common Shares issuable upon the Conversion of the Series D Preferred Shares.

     We express no opinion as to any other matter. No reference may be made to this opinion letter in any financial statement, or document, nor may this opinion letter be distributed in any manner without our prior written consent, except (i) such opinion may be furnished to the IRS in connection with an examination and (ii) we consent to the filing of this opinion as an Exhibit to the Registration Statement.


                            /s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                            Akin, Gump, Strauss, Hauer & Feld, L.L.P.